Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com
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Milan

Desktop Metal, Inc.

63 3rd Avenue

Burlington, Massachusetts 01803

Re:Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Desktop Metal, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 48,446,381 shares of Class A common stock, $0.0001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2021 (the “Registration Statement”) in connection with the Agreement and Plan of Merger, dated August 11, 2021 (the “Merger Agreement”), among the Company, Texas Merger Sub I, Inc., a Delaware corporation, Texas Merger Sub II, LLC, a Delaware limited liability company, and The ExOne Company, a Delaware corporation (“ExOne”), a copy of which is included as Annex A to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof that when the merger contemplated by the Merger Agreement is completed and the Shares have been duly registered in book-entry form, in each case in accordance with the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

September 15, 2021

In rendering the foregoing opinion, we have assumed that (i) at or prior to the time of the delivery of any Shares, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP